Exhibit 10.1

MSC Industrial Supply Co. Tel.800.645.7270 Fax.800.255.5067 www.mscdirect.com

June 29, 2015

Rustom Jilla

106 Beechwood Road

Summit, NJ  07901

Dear Rustom,

We are very pleased to extend a conditional offer of employment to you for the position of Executive Vice President and Chief Financial Officer, reporting to Erik Gershwind, President and Chief Executive Officer with MSC Industrial Supply Co.  This offer is conditional upon your completion of a satisfactory background check.  The effective date of your employment is to be determined.

As an exempt associate, your annualized base salary will be $475,000.00.  This will be earned and paid, every other Thursday, at the bi-weekly rate of $18,269.23.  After your start date, you will also receive a restricted stock grant valued at $500,000, subject to a 5-year vesting period.  You will be eligible for a company bonus in November, 2016 for the performance period of September 1, 2015 through August 31, 2016.    Although future bonuses are not guaranteed, your annual company bonus target will be 70% of your annual base salary.  These bonus targets vary each year and are based on company and individual performance, as well as Board approval.

Regarding the equity portion of your compensation package, you will be eligible to receive an annual equity grant valued at $700,000 in October, 2015.  The equity grant will be in the form of restricted stock units, non-qualified stock options, and/or performance based RSUs, and subject to an award agreement.  The equity grant is generally made annually but is not guaranteed, but based on company and individual performance, as well as Board approval.

MSC will provide you with a leased, four-door car valued at $55,000.  MSC will pay for the insurance, maintenance and gas for the vehicle.  In the alternative, you may opt for a car allowance of $1,100.00 per month, which is paid in 26 bi-weekly payments per year.  Please be advised that either the lease or the allowance benefit is considered income and may have tax implications.  You should consult a tax expert for advice on this issue.

As a full-time associate of MSC, you may elect to participate in all of our benefits when eligible.  As an Executive Vice President, you are not subject to a set vacation or sick pay schedule but may take time off as needed with the agreement of your direct manager.  In addition, our standard benefit package includes major medical/dental insurance, 401(k) savings plan and tuition reimbursement.  Based upon a start date within the month of July 2015, you will be eligible to enroll in our medical/dental insurance and 401(k) savings plans on September 1, 2015.

Under separate cover, you will be sent a new associate orientation packet that includes a Change of Control document, MSC’s “Associate Confidentiality, Non-Solicitation and Non-Competition

An Affirmative Action/Equal Opportunity Employer

Agreement,” as well as the “Prior Employment Compliance Agreement,” execution of which is a condition of your employment.  Neither this condition, nor this offer letter should be construed as a contract of employment.  Additionally, your employment is contingent upon you providing appropriate documentation as required by Federal law to prove your identity and eligibility to work in the United States.  Please bring the appropriate document(s) and paperwork on your first day of employment.  A complete list of eligible documents can be found on the I-9 Form provided.

After you have had a chance to review this information, feel free to call me at 980-428-0754 if you have any questions.

Rustom, on behalf of Erik and everyone at MSC, I am thrilled to have you part of our team and MSC.  I look forward to working with you.

Sincerely,

Kari Heerdt

SVP, Chief People Officer

Your signature below indicates that you have read and understand the contents of this letter and accept the position of Executive Vice President and Chief Financial Officer for MSC Industrial Supply Co.

/s/ Rustom Jilla	June 30, 2015
Signature	Date